                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           COMPASS BANCSHARES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           COMPASS BANCSHARES, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  $125.00

    (2) Form, Schedule or Registration Statement No.: Preliminary Proxy Statement on Schedule 14A

    (3) Filing Party:  Compass Bancshares, Inc.

    (4) Date Filed:  April 5, 1994

Notes:

                        [COMPANY LOGO APPEARS HERE]

To the Shareholders of Compass Bancshares, Inc.

                                                             April 20, 1994


  In connection with the annual meeting of shareholders of Compass Bancshares, Inc., to be held on May 16, 1994, we enclose a Notice of Meeting and Proxy Statement containing information concerning those matters which are to be considered at the meeting.

  Detailed information concerning the Corporation's activities and operations during 1993 is contained in our annual report, which is also enclosed.

  You are cordially invited to attend the annual meeting in person. Please sign and return the form of proxy in the enclosed postage-prepaid envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will, of course, be returned to you if you are present at the meeting and so request.

                                          Sincerely yours,

                                          /s/ D. Paul Jones, Jr.

                                          D. Paul Jones, Jr.
                                          Chairman and Chief Executive Officer


 PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                            COMPASS BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 to be held on

                                  May 16, 1994

                              --------------------

  The annual meeting of the shareholders of Compass Bancshares, Inc., will be held in the nineteenth floor offices of the Corporation at 15 South 20th Street, Birmingham, Alabama, on Monday, May 16, 1994, at 11:00 o'clock, a.m., Birmingham time, for the following purposes:

  1. To elect four (4) directors, each to serve for a term of three years or until their successors are elected and qualified.

  2. To approve an increase in the number of authorized shares of the Corporation's common stock, par value $2.00 per share, from 50,000,000 to 100,000,000.

  3. To approve the appointment of independent auditors.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 31, 1994, are entitled to notice of and to vote at the meeting.

  Shareholders who do not expect to attend the meeting are requested to sign the enclosed proxy and return it immediately in the enclosed envelope in order that their shares may be represented at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Jenny W. Powell

                                          Jerry W. Powell
                                          General Counsel and Secretary

Birmingham, Alabama

April 20, 1994

                            COMPASS BANCSHARES, INC.

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 16, 1994

                              --------------------

                                  INTRODUCTION

  This Proxy Statement is furnished to shareholders of Compass Bancshares, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the annual meeting of shareholders to be held May 16, 1994, and at any adjournments thereof, for the purpose of (i) electing four directors of the Corporation, (ii) approving an increase in the authorized shares of the Corporation's common stock, par value $2.00 per share, from 50,000,000 to 100,000,000, (iii) approving the appointment of independent auditors and (iv) transacting such other business as may properly come before the meeting. The executive offices of the Corporation are located at 15 South 20th Street, Birmingham, Alabama 35233. This Proxy Statement and the accompanying form of proxy, together with a copy of the Corporation's annual report for 1993, were mailed to shareholders of the Corporation on or about April 20, 1994.

SHAREHOLDERS ENTITLED TO VOTE

  Each holder of record of the Corporation's common stock as of the close of business on March 31, 1994, will be entitled to vote at the shareholders' meeting and at any adjournments thereof. Each shareholder will be entitled to one vote on each proposal for each share of common stock of the Corporation held as of such date. At the close of business on that date, there were 36,446,278 shares of the Corporation's common stock issued and outstanding. Notwithstanding the record date specified above, the stock transfer books of the Corporation will not be closed and stock may be transferred subsequent to the record date, although all votes must be cast in the names of the shareholders of record as of the record date.

VOTE REQUIRED

  All matters which may be considered and acted upon by the shareholders at the meeting require approval by the affirmative vote of the holders of at least a majority of the shares present in person or by proxy and constituting a quorum at the annual meeting, except that approval of the increase in the number of authorized shares of the Corporation's common stock requires the approval of a majority of the holders of the Corporation's outstanding common stock.

PROXIES

  If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised, but if it is not revoked, the shares represented thereby will be voted by the persons designated in such proxy. Shares represented by the proxies received will be voted in accordance with the instructions therein. In the absence of instructions, proxies will be voted in favor of (i) the election as directors of the nominees for directors named herein, (ii) approval of the increase in the Corporation's authorized common stock, and (iii) approval of the appointment of KPMG Peat Marwick as independent auditors of the Corporation for the year ending December 31, 1994.

                         HOLDINGS OF VOTING SECURITIES

  The following table contains information concerning the only person known to the Corporation to be the beneficial owner of more than five percent of the Corporation's outstanding common shares as of December 31, 1993:

  NAME AND ADDRESS               NUMBER OF SHARES OWNED PERCENT OF CLASS
  ----------------               ---------------------- ----------------
Compass Bancshares, Inc.               2,611,682              7.2%
Employee Stock Ownership
Plan (the "ESOP")
c/o Compass Bank Trust Division
P. O. Box 10566
Birmingham, Alabama 35296

  As of December 31, 1993, the number of shares of common stock beneficially owned by all directors and executive officers of the Corporation as a group was approximately 4,499,774 shares (12.1%), including outstanding options to purchase 812,572 shares. (See "Election of Directors".)

                             ELECTION OF DIRECTORS

  Management has nominated the four persons named below for election as Class III directors, each to hold office for a term of three years or until their successors shall have been elected and qualified. It is intended that the persons named in the proxy will vote for the election of these persons. Management believes that the nominees will be available and able to serve as directors, but if for any reason any of these persons should not be available or able to serve, the persons named in the proxy may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Corporation.

  Certain information about the nominees, directors with unexpired terms, and executive officers who are not also directors or nominees is set forth in the following table. All directors of the Corporation are also directors of Compass Bank, the Corporation's lead bank subsidiary headquartered in Birmingham, Alabama (sometimes referred to herein as the "Bank"), with the exception of Thomas E. Jernigan. Executive officers who are not also directors serve at the discretion of the Board of Directors.

                                      COMMON STOCK OWNERSHIP
                                      ------------------------
                                           SHARES
                          DIRECTOR OR   BENEFICIALLY
                           OFFICER OF    OWNED AT
                          CORPORATION   DECEMBER 31,   PERCENT OF     PRINCIPAL OCCUPAION SINCE JANUARY 1,
          NAME               SINCE         1993         CLASS (1)         1989 AND OTHER INFORMATION
          ----            -----------   ------------    ----------    ------------------------------------
NOMINEES TO SERVE UNTIL ANNUALOMEETINGFINF1997I(CLASSCIII)
Harry B. Brock, Jr. ....     1970          865,854(2)       2.3        Retired since March 31, 1991, as
                                                                        Chairman of the Board, Chief
                                                                        Executive Officer and Treasurer
                                                                        of the Corporation and Compass
                                                                        Bank. Age 67. Mr. Brock is
                                                                        director Stanley M. Brock's
                                                                        father.
Stanley M. Brock........     1990          167,221            *        Partner, Balch & Bingham (law
                                                                        firm). Age 43.
Garry N. Drummond, Sr. .     1991           63,804(3)         *        Chief Executive Officer of
                                                                        Drummond Company, Inc. (coal and
                                                                        coke production, real estate
                                                                        investment). Age 55.
Thomas E. Jernigan......     1971          489,622          1.3        President and Chief Executive
                                                                        Officer of Marathon Corporation
                                                                        (investment holding company and
                                                                        manufacturer of men's clothing).
                                                                        Age 68.

                                       COMMON STOCK OWNERSHIP
                                       ------------------------
                                          SHARES
                          DIRECTOR OR  BENEFICIALLY
                           OFFICER OF   OWNED AT
                          CORPORATION  DECEMBER 31,  PERCENT OF  PRINCIPAL OCCUPATION SINCE JANUARY 1,
          NAME               SINCE       1993        CLASS (1)        1989 AND OTHER INFORMATION
          ----            -----------  ------------  ----------  -------------------------------------
DIRECTORS TO SERVE UNTIL ANNUAL MEETING IN 1995 (CLASS I)
Charles W. Daniel.......     1982        195,968(4)       *     President, Dantract, Inc. (real
                                                                 estate investments). Age 53.

D. Paul Jones, Jr. .....     1978        508,674(5)     1.4     Chairman of the Board, Chief
                                                                 Executive Officer and President
                                                                 of the Corporation and Compass
                                                                 Bank. Director of Golden
                                                                 Enterprises, Inc. Age 51.

G. W. "Red" Leach, Jr. .     1980        192,629(6)       *     Insurance consultant; formerly
                                                                 proprietor, Red Leach and Sons
                                                                 Insurance (insurance sales). Age 70
DIRECTORS TO SERVE UNTIL ANNUAL MEETING IN 1996 (CLASS II)

William Eugene
 Davenport..............     1993         20,112          *     President and Chief Operating
                                                                 Officer, Russell Lands, Inc.
                                                                 (resort land development,
                                                                 residential construction and
                                                                 building supply stores). Age 53.

Marshall Durbin, Jr. ...     1971        590,674(7)     1.6     President of Marshall Durbin &
                                                                 Company, Inc. (poultry
                                                                 processing). Age 62.

Tranum Fitzpatrick......     1989        147,279(8)       *     Chairman of Guilford Company, Inc.
                                                                 and President of Guilford Capital
                                                                 and Empire-Rouse, Inc. (real
                                                                 estate investment and
                                                                 development). Age 55.

Goodwin L. Myrick.......     1988        916,425(9)     2.5     President and Chairman of the
                                                                 Board of Alabama Farmers
                                                                 Federation, Alfa Corporation,
                                                                 Alfa Insurance Companies and Alfa
                                                                 Services, Inc. (agriculture and
                                                                 insurance); and a dairy farmer.
                                                                 Director of Alfa Corporation. Age
                                                                 68.

                                      COMMON STOCK OWNERSHIP
                                      -------------------------
                                         SHARES
                         DIRECTOR OR  BENEFICIALLY
                         OFFICER OF     OWNED AT
                         CORPORATION  DECEMBER 31,   PERCENT OF  PRINCIPAL OCCUPATION SINCE JANUARY 1,
          NAME              SINCE         1993       CLASS (1)        1989 AND OTHER INFORMATION
          ----           -----------  ------------   ----------  -------------------------------------
John S. Stein...........    1989         42,015            *     President and Chief Executive
                                                                  Officer of Golden Enterprises,
                                                                  Inc. (snack food and metal
                                                                  fastener production and
                                                                  distribution). Director of Golden
                                                                  Enterprises, Inc. Age 56.

EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS OR NOMINEES FOR DIRECTOR

Garrett R. Hegel........    1990         35,081(10)        *     Chief Financial Officer of the
                                                                  Corporation and Compass Bank
                                                                  since 1990; formerly Senior Vice
                                                                  President--Finance, and Senior
                                                                  Vice President--Controller, of
                                                                  First Bank System,
                                                                  Inc.(multistate bank holding
                                                                  company) and Senior Manager--
                                                                  Audit of Ernst & Young
                                                                  (accounting firm). Age 43.

Charles E. McMahen......    1990        132,346(11)        *     Chairman and Chief Executive
                                                                  Officer of Compass Banks of
                                                                  Texas, Inc. since 1990; formerly
                                                                  Group Chairman of MCorp (bank
                                                                  holding company). Age 54.

Jerry W. Powell.........    1981         41,432(12)        *     General Counsel and Secretary of
                                                                  the Corporation and Compass Bank;
                                                                  formerly Associate General
                                                                  Counsel and Assistant Secretary
                                                                  of the Corporation and the Bank.
                                                                  Age 44.

Byrd Williams...........    1993         90,638(13)        *     Executive Vice President of
                                                                  Compass Bank since May 1992;
                                                                  Senior Vice President--Operations
                                                                  of Compass Bank from 1982 to
                                                                  1992. Age 48.
Directors, nominees and executive
 officers as a group (16 persons)...   4,499,774        12.1

- --------
*    Less than one percent
 (1) Percentages are calculated assuming the issuance of 812,572 options outstanding under the Corporation's stock option plans described herein.

 (2) Includes 824,091 shares owned directly by Mr. Brock and 41,763 shares owned directly by Mr. Brock's spouse. Excludes 580,591 shares owned by Mr. Brock's grandchildren and adult children. Also excludes 142,468 shares owned by The Brock Foundation and 960,048 shares owned by The Daniel Foundation of Alabama, which are charitable foundations for which Mr. Brock serves as a director and as president, the beneficial ownership of which is disclaimed.
 (3) Includes 1,699 shares owned by the Drummond Company, Inc., of which Mr. Drummond is Chief Executive Officer and principal shareholder.
 (4) Includes 12,396 shares held by Mr. Daniel's wife and sons, the beneficial ownership of which is disclaimed. Does not include 960,048 shares owned by The Daniel Foundation of Alabama, a charitable foundation for which Mr. Daniel serves as a director, the beneficial ownership of which is disclaimed.
 (5) Includes 9,108 shares subject to options exercisable at December 31, 1993, under the Corporation's stock option plans described herein.
 (6) Includes 71,925 shares owned by Mr. Leach's wife, the beneficial ownership of which is disclaimed.
 (7) Includes 443,653 shares owned by Marshall Durbin Food Corporation, a subsidiary of Marshall Durbin Food, Inc., of which Mr. Durbin is Chairman of the Board and President, and 20,925 shares owned by The Marshall Durbin Management Company, Inc. Profit Sharing Trust, of which Mr. Durbin is a trustee and a beneficiary. Mr. Durbin disclaims beneficial ownership of such shares owned directly by such Profit Sharing Trust.
 (8) Includes 1,800 shares owned by Mr. Fitzpatrick's wife, the beneficial ownership of which is disclaimed.
 (9) Includes 904,369 shares owned by Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company, and Alfa Mutual General Insurance Company, of which Mr. Myrick is President and Chairman of the Board, with respect to which Mr. Myrick disclaims beneficial ownership.
(10) Includes 28,125 shares subject to options exercisable at December 31, 1993, under the Corporation's stock option plans described herein.
(11) Includes 102,801 shares subject to options exercisable at December 31, 1993, under the Corporation's stock option plans described herein.
(12) Includes 11,425 shares subject to options exercisable at December 31, 1993, under the Corporation's stock option plans described herein.
(13) Includes 31,525 shares subject to options exercisable at December 31, 1993, under the Corporation's stock option plans described herein.

REMUNERATION OF DIRECTORS

  The Corporation pays non-employee directors a fee for each board meeting attended, with the exception of Harry B. Brock, Jr., who has elected not to receive fees for services as a director. Mr. Jernigan, who serves only on the Corporation's Board, currently receives $1,150 per meeting attended and a retainer of $725 per month. The other non-employee directors of the Corporation, who also serve on the Board of Compass Bank, received $165 per Corporation Board meeting attended or $460 per Board meeting attended if held on a day when no Compass Bank Board meeting is held. Board committee members who are not also employees currently receive $200 for each committee meeting attended if not held on the same day as a meeting of Compass Bank's Board. Committee chairmen receive a retainer of $100 per month in addition to the committee meeting attendance fee. Additional amounts are paid to non-employee directors who serve on the Board and committees of the Board of Compass Bank in accordance with the compensation practices set by the Bank's Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  In 1993 the Board of Directors held four regular quarterly meetings. All incumbent directors of the Corporation attended 75 percent or more of the meetings of the Board and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  Messrs. Jones, Harry B. Brock, Jr., and Durbin constitute the Executive Committee, which has the full authority of the Board of Directors to act on all matters between regularly scheduled Board meetings except as to certain matters of an extraordinary nature. The results of each Executive Committee meeting are reported to the full Board at the next regularly scheduled Board meeting. The Executive Committee took action one time in 1993.

  Messrs. Stein, Daniel and Leach constitute the Audit Committee of the Board of Directors. This committee, which met three times during 1993, meets with the Corporation's internal auditors and periodically with its independent auditors. The committee's functions include formulating recommendations with respect to engaging and discharging the independent auditors and considering the fees paid to, services performed by and the independence of such auditors. This committee reviews with the internal and independent auditors the plan for and results of the audit of the Corporation, the adequacy of procedures for internal auditing and the adequacy of the system of internal control. The Audit Committee also reviews with the internal auditors and management the results of examinations of the Corporation's subsidiary banks by the various regulatory authorities and considers the results of the loan examinations conducted by the internal auditors of the Corporation.

  Messrs. Leach, Daniel, Durbin and Jernigan constitute the Compensation Committee of the Board of Directors. These members are non-employee directors and are ineligible to participate in any of the plans or programs administered by the committee. The primary function of the committee is to review and approve senior officers' compensation and to administer the Corporation's incentive plans. The committee met once during 1993.

  Messrs. Harry B. Brock, Jr., Stanley M. Brock, Davenport, Drummond, Durbin, Fitzpatrick and Myrick constitute the Credit Committee of the Board of Directors. This committee has general supervision over the credit policies of the Corporation and its subsidiaries, establishes the appropriate credit policies for the Corporation and its subsidiaries and provides appropriate instruction to the officers of the Corporation regarding credit policies and procedures. The committee met five times during 1993.

  The Board of Directors has no standing nominating committee.

STOCK OWNERSHIP REPORTING BY DIRECTORS AND OFFICERS

  Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of the Corporation file reports of stock ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") on Forms 3 (initial statement of ownership), 4 (monthly reports), and 5 (annual reports). Based solely upon a review of copies of such reports or representations that no annual reports on Form 5 for the 1993 fiscal year were required to be filed by officers or directors, the Corporation believes that
Section 16(a) filing requirements applicable to its officers and directors were complied with during fiscal year 1993, except that on February 16, 1993, Stanley M. Brock, a director of the Corporation, filed a Form 5 to report a gift of shares of the Corporation's common stock that was made to him on December 16, 1992, but two additional gifts to him during 1992 totalling 680 shares were not reported on his Form 5 for the fiscal year 1992 and were not reported on monthly Forms 4. Certificates evidencing the two gifts were delivered to a person other than Mr. Brock. The gifts were not discovered by Mr. Brock until records of his stock ownership were reconciled after the applicable due dates for monthly Forms 4 and the due date for a Form 5 for transactions that occurred during 1992. The gifts were reported, however, on an amendment to Mr. Brock's Form 5 for the fiscal year 1992 which was filed with the SEC on March 10, 1994.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The Corporation's 1993 compensation program for executive officers consisted principally of salaries, cash bonuses and compensation pursuant to certain plans which are described below.

SUMMARY COMPENSATION INFORMATION

  The following table sets forth certain information regarding compensation paid by the Corporation and its subsidiaries during the fiscal years 1991, 1992, and 1993 for services rendered to the Corporation and its subsidiaries during such years by the Corporation's chief executive officer and the Corporation's four most highly compensated executive officers other than the chief executive officer who were serving in such capacities at the end of 1993:

                           SUMMARY COMPENSATION TABLE


                                                              LONG TERM
                                                         COMPENSATION AWARDS
            NAME                                       ------------------------
            AND                    ANNUAL COMPENSATION SECURITIES   ALL OTHER
         PRINCIPAL                 ------------------- UNDERLYING  COMPENSATION
          POSITION            YEAR  SALARY     BONUS   OPTIONS (#)    ($)(1)
         ---------            ---- --------- --------- ----------- ------------
D. Paul Jones, Jr. .........  1993   408,098   408,098     4,150      25,925
Chairman and Chief Executive  1992   385,000   385,000     4,958      27,775
Officer of the Corporation    1991   349,993   315,000   158,693      18,775
and the Bank (2)

Garrett R. Hegel............  1993   170,888    85,444     4,150       2,115
Chief Financial Officer of    1992   168,853    84,427     4,875      10,528
the Corporation and           1991   160,812    72,366     6,750       6,143
Compass Bank

Charles E. McMahen..........  1993   297,676   208,373     4,150      10,819
Chairman and Chief Executive  1992   280,688   196,481     4,958      21,655
Officer of Compass Banks of   1991   265,835   167,475    83,693      17,365
Texas, Inc. (3)

Jerry W. Powell.............  1993   140,000    42,000     2,800      12,246
General Counsel and Secre-    1992   117,810    35,814     3,375       9,584
tary of the Corporation       1991   112,200    29,509     5,250      10,273
and Compass Bank

Byrd Williams...............  1993   182,500   127,750     4,150      19,685
Executive Vice President of   1992   156,062   115,543    27,375      15,812
Compass Bank (4)

- --------
(1) The amounts shown in this column include annual contributions by the Corporation to the ESOP/401(k) accounts of persons named in the table and the discount from market value absorbed by the Corporation in connection with purchases of Corporation common stock under the Corporation's Monthly Investment Plan. The ESOP/401(k) plan and the Monthly Investment Plan are generally available to employees of the Corporation.
(2) D. Paul Jones, Jr., became Chairman and Chief Executive Officer on March 31, 1991. Prior to such time during 1991 he served as President and Chief Operating Officer and in other executive offices of the Corporation and Compass Bank and information shown for 1991 includes compensation prior to such date for services rendered in such other capacities.
(3) Compass Banks of Texas, Inc. is a subsidiary of the Corporation and an indirect parent corporation of Compass Bank-Houston, Compass Bank-Dallas, and certain other Texas-based subsidiaries of the Corporation.
(4) Byrd Williams became Executive Vice President of Compass Bank on May 18, 1992. Information shown for the year 1992 concerning Mr. Williams includes compensation paid to him in such capacity after such date and prior to such date in his capacity as Compass Bank's Senior Vice President--Operations.

COMPENSATION PURSUANT TO PLANS

  The Corporation has certain compensation plans, described below, which may provide benefits to executive officers of the Corporation.

LONG TERM INCENTIVE PLANS

  The Corporation's shareholders approved the 1982 and 1989 Long Term Incentive Plans (the "Plans"), which provide for the granting of incentive awards in the form of stock options, stock appreciation rights, performance units, restricted stock, supplemental cash and in such other forms as may be deemed appropriate from time to time under the circumstances. The Plans are administered by the Compensation Committee of the Board of Directors, which has the sole discretion, subject to the terms of the Plans, to determine those employees, including executive officers, eligible to receive awards and the amount and type of such awards. The Compensation Committee also has the authority to interpret the Plans, formulate the terms and conditions of award agreements and make all other determinations required in the administration thereof. Under the 1982 Long Term Incentive Plan, the Compensation Committee is authorized to grant awards of up to 2,475,000 shares of the Corporation's common stock, subject to adjustment for capital structure changes. Under the 1989 Long Term Incentive Plan, the Compensation Committee may grant awards of up to 1,500,000 shares of the Corporation's common stock, subject to adjustment for capital structure changes.

  The following table reflects certain information concerning grants of options to purchase the Corporation's common stock that were made by the Corporation during 1993 to the executive officers of the Corporation named in the Summary Compensation Table above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
                         ---------------------
                          NUMBERS      % OF                           POTENTIAL
                             OF       TOTAL                      REALIZABLE VALUE AT
                         SECURITIES  OPTIONS                       ASSUMED ANNUAL
                         UNDERLYING GRANTED TO  EXERCISE            APPRECIATION
                          OPTIONS   EMPLOYEES   OR BASE  EXPIR-    FOR OPTION TERM
                          GRANTED   IN FISCAL    PRICE   ATION   ---------------------
   NAME                     (#)        YEAR    ($/SH)(1)  DATE   5%($)(1)   10%($)(1)
   ----                  ---------- ---------- --------- ------- ---------  ----------
D . Paul Jones, Jr. ....   4,150       2.28      24.00   2/14/03     62,624     158,738
Garrett R. Hegel........   4,150       2.28      24.00   2/14/03     62,624     158,738
Charles E. McMahen......   4,150       2.28      24.00   2/14/03     62,624     158,738
Jerry W. Powell.........   2,800       1.54      24.00   2/14/03     42,252     107,100
Byrd Williams...........   4,150       2.28      24.00   2/14/03     62,624     158,738

- --------
(1) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Corporation's common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

  The following table reflects certain information concerning exercises of options with respect to the Corporation's common stock during 1993 by the executive officers of the Corporation named in the Summary Compensation Table above:

      AGGREGATED OPTION EXERCISES IN 1993 AND 1993 YEAR-END OPTION VALUES

                                                       NUMBER OF
                                                      SECURITIES     VALUE OF
                                                      UNDERLYING    UNEXERCISED
                                                      UNEXERCISED  IN-THE-MONEY
                                                        OPTIONS     OPTIONS AT
                                                      1993 YEAR-    1993 YEAR-
                                                        END (#)       END ($)
                            SHARES ACQUIRED  VALUE   ------------- -------------
                              ON EXERCISE   REALIZED EXERCISABLE/  EXERCISABLE/
  NAME                            (#)         ($)    UNEXERCISABLE UNEXERCISABLE
  ----                      --------------- -------- ------------- -------------
D. Paul Jones, Jr. ........          0            0      9,108/0        9,073/0
Garrett R. Hegel...........      2,650       34,229     28,125/0      236,270/0
Charles E. McMahen.........          0            0    102,801/0    1,014,550/0
Jerry W. Powell............          0            0     11,425/0       61,301/0
Byrd Williams..............          0            0     31,525/0       35,246/0

PENSION PLAN

  The Corporation has adopted a defined benefit pension plan pursuant to which participants are entitled to an annual benefit on retirement equal to a percentage of the average base compensation (generally defined as direct cash compensation exclusive of bonuses, such as the bonuses shown in the Summary Compensation Table above, and commissions) earned in the five consecutive years of benefit service which produces the highest average. The following table shows the estimated annual benefits payable upon retirement to salaried employees, including executive officers, assuming retirement at normal retirement age 65 on January 1, 1994:

                               PENSION PLAN TABLE

HIGHEST
AVERAGE
EARNINGS-                         10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS
FIVE YEARS                        SERVICE  SERVICE  SERVICE  SERVICE  SERVICE
- ----------                        -------- -------- -------- -------- --------
$100,000......................... $15,522  $23,283  $31,044  $38,805  $ 46,566
 125,000.........................  20,022   30,033   40,044   50,055    60,066
 150,000.........................  24,522   36,783   49,044   61,305    73,566
 200,000*........................  33,522   50,283   67,044   83,805   100,566
 250,000*........................  39,974   59,961   79,948   99,935   118,800**
 500,000*........................  39,974   59,961   79,948   99,935   118,800**

- --------
 * The maximum compensation for benefits purposes is $235,840 before 1994 and $150,000 after 1993.
** The maximum pension under Section 415 of the Internal Revenue Code of 1986.

  The percentage amount of the benefit upon retirement under the pension plan is determined by multiplying the number of years, up to 30, of a participant's service with the Corporation by 1.8 percent. Benefits are reduced by Social Security payments at the rate of 1.8 percent of primary Social Security benefits times years of service up to 30 years. The estimated annual retirement benefits shown in the foregoing table have been reduced by estimated Social Security benefits. All employees of the Corporation who are over the age of 21 and have worked 1,000 hours or more in their first 12 months of employment or 1,000 hours or more in any calendar year thereafter are eligible to participate. Under most circumstances employees are vested after five years of service. Benefits are payable monthly commencing on the later of age 65 or the participant's date of retirement. Eligible participants may retire at reduced benefit levels after reaching age 55.

  The current estimated years of credited service for each of the executive officers named in the Summary Compensation Table above are as follows: D. Paul Jones, Jr.,15; Charles E. McMahen, 4; Garrett R. Hegel, 4; Jerry W. Powell, 13; and Byrd Williams, 17.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Directors of the Corporation G. W. "Red" Leach, Jr., Charles W. Daniel, Marshall Durbin, Jr., and Thomas E. Jernigan constitute the Compensation Committee of the Corporation's Board of Directors. D. Paul Jones, Jr., Chairman and Chief Executive Officer of the Corporation, is a member of the Board of Directors and serves on the Board Compensation Committee of Golden Enterprises, Inc., of which John S. Stein, a director of the Corporation, is President and Chief Executive Officer.

REPORT OF BOARD COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of the Corporation (the "Committee") is composed entirely of persons who are not also officers of the Corporation or any of its subsidiaries. The Committee is responsible for reviewing and appraising the compensation of senior officers of the Corporation and administering the Corporation's incentive plans. See "ELECTION OF DIRECTORS--Committees of the Board of Directors."

  The base salaries and incentive bonuses of the executive officers of the Corporation, all of whom, with the exception of Charles E. McMahen, are also executive officers of Compass Bank, are paid by Compass Bank. Mr. McMahen's compensation is paid by Compass Texas Management, Inc., a subsidiary of the Corporation that provides management and administrative services to the Corporation's Texas-based subsidiaries. (The procedures relating to the determination of Mr. McMahen's compensation is identical to the procedures employed with respect to senior management officials of Compass Bank as described herein and are encompassed in the description herein.) Management of the Corporation and Compass Bank are compensated primarily through base salaries, incentive bonuses, and equity-based compensation programs that are designed to reward for long-term strategic management and enhancement of stockholder value.

  It is the Committee's practice to recommend to the full Board the base salary of the chief executive officer of the Corporation and Compass Bank. The full Board sets the base salaries of executive officers other than the chief executive officer based on recommendations to the Committee from the chief executive officer with respect to such other executive officers' salaries. In connection with the Committee's setting of the chief executive officer's base salary, the Human Resources Division of Compass Bank compiles publicly available data concerning the salaries of the chief executive officers of the largest Alabama-based bank holding companies other than the Corporation and financial institutions located outside Alabama that are considered peers of the Corporation. Such data is presented to the Committee for its consideration at one or more Committee meetings in January or February of each year for salary determinations for the ensuing year. The compensation levels approved by the Committee and by the full Board with respect to the chief executive officer have generally been at or above the median compensation levels of the other companies surveyed. In addition to such comparative salary information, the Committee reviews the financial performance of the Corporation during the prior fiscal year, in particular the Corporation's net income and earnings per share for the prior fiscal year as compared to the next previous fiscal year, and the Incentive Plan adopted by the Board. The Committee then undertakes a subjective analysis of the chief executive officer's base salary that is not related to any particular established qualitative or quantitative criteria. Based on such objective information and its subjective analysis, the Committee then determines the chief executive officer's base salary to recommend to the full Board.

  As noted above, the Board also has historically approved the base salaries recommended to the Board by the chief executive officer with respect to each of the other executive officers of the Corporation. Such salary recommendations and the Board's approval of such recommendations are generally based primarily on subjective analyses of reasonable base salaries that should be paid to such persons as a result of their respective job performances during the prior fiscal year and the responsibilities of their offices on behalf of the Corporation and Compass Bank. Such base salary determinations are based upon established salary administration guidelines applicable to all employees.

  Bonuses paid to the chief executive officer and to other senior management officials of the Corporation and Compass Bank, including, among others, all of the persons named in the Summary Compensation Table above, are based on predetermined performance goals and amounts payable as a percentage of their base salaries depending on the achievement of those goals. The performance criteria for bonuses payable for a given fiscal year are typically approved by the entire Board of Directors at its regular meeting held in the first quarter of each year.

  The chief executive officer's incentive bonus is typically, and was in 1993, based entirely on the achievement of established goals of earnings per share on the Corporation's common stock as determined in accordance with generally accepted accounting principles. For fiscal year 1993, the Corporation's chief executive officer and other of the executive officers were not entitled to any bonus if the Corporation failed to achieve an increase in earnings per share of at least 10 percent over earnings per share reported for the previous fiscal year. An increase in earnings per share of at least

15 percent over the previous fiscal year's earnings per share was also required in order for maximum achievable bonuses to be paid to the Corporation's chief executive officer and others.

  The chief executive officer's maximum bonus, based solely on earnings per share goals, is typically 100% of base salary. Other executive officers of the Corporation and Compass Bank have incentive bonus plans pursuant to which they receive varying bonuses depending upon the performance of the departments or divisions of the Corporation or Compass Bank with respect to which they have supervisory responsibility, the performance of the Corporation or Compass Bank as a whole, and their respective individual performances. As in the case of the chief executive officer, those bonus plans provide for the payment of bonuses in varying amounts as a percentage of base salaries depending on the achievement of performance goals.

  The Committee has considered the anticipated tax treatment to the Corporation and to the executive officers of various payments and benefits. In addition, the Committee is aware that some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depends upon the timing of an executive officer's vesting or exercise of previously granted rights, and that interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For those and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that deductible under
Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  The foregoing information captioned "Report of Board Compensation Committee on Executive Compensation" was reviewed and approved for inclusion in this Proxy Statement by the following, who collectively constitute the Committee:

                             Charles W. Daniel
                              Marshall Durbin, Jr.

                            Thomas E. Jernigan

                          G. W. "Red" Leach, Jr.

CORPORATE PERFORMANCE GRAPH

  The following graph illustrates, for the period commencing December 31, 1988, and ending at year-end 1993, the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and the National Association of Securities Dealers, Inc., Automated Quotation System ("NASDAQ") Bank Stocks Index. The graph reflects shareholder returns measured by dividing (i) the sum of (A) the cumulative amount of dividends paid between year-end 1988 and year-end 1993, assuming dividend reinvestment, and (B) the difference between the closing price of the Corporation's common stock as reported through the NASDAQ on December 31, 1993, and December 31, 1988, by (ii) the closing price of the Corporation's common stock as reported through NASDAQ on December 31, 1988.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG COMPASS BANCSHARES, INC., THE S & P 500 STOCK
                     INDEX AND THE NASDAQ BANK STOCKS INDEX


                                    [GRAPH]

      MEASUREMENT PERIOD               COMPASS   S&P 500  NASDAQ BANK
      (FISCAL YEAR COVERED)           BANCSHARES  INDEX   STOCKS INDEX
      ---------------------           ---------- -------  ------------
      Measurement PT --
       12/31/88.....................      $100      $100       $100
      FYE 12/31/89..................     $ 94      $132       $111
      FYE 12/31/90..................     $109      $128       $ 81
      FYE 12/31/91..................     $226      $166       $134
      FYE 12/31/92..................     $288      $179       $194
      FYE 12/31/93..................     $279      $197       $221

                              CERTAIN TRANSACTIONS

  Some of the executive officers, directors and proposed nominees for director of the Corporation and their affiliates are and have been customers of or had transactions with the Corporation and its subsidiaries in the ordinary course of business. Such transactions include loans made by the Corporation's subsidiary banks, all of which were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Additional transactions may be expected to take place with the subsidiary banks in the ordinary course of business in the future.

  The Corporation is a limited partner of Guilford Affordable Housing Fund I, Ltd., an Alabama limited partnership (the "Partnership"), which was organized in 1992 for the purpose of acquiring limited partnership interests in other affiliated or unaffiliated limited partnerships which own and operate apartment complexes with income eligible for low-income housing tax credits or historic rehabilitation tax credits under the Internal Revenue Code of 1986. The general partner of the Partnership and the owner of a one percent partnership interest is Guilford Capital Corporation, of which Tranum Fitzpatrick, a director of the Corporation, is the president, a director, and a principal shareholder. Mr. Fitzpatrick is also the chairman of the board of Guilford Company, Inc., which provides due diligence functions, compliance audits and certain other services on a contractual basis to the Partnership. The Corporation has subscribed to purchase $725,000 of units of interest in the Partnership, $290,000 of which was invested during 1992, and $159,500 of which was invested during 1993, with the remaining balance of subscription funds due to be paid in installments by June 1, 1996.

  During 1993, D. Paul Jones, Jr., Chairman and Chief Executive Officer of the Corporation, was indebted to the Corporation in connection with a loan for the purpose of, among other things, financing the exercise of options to acquire shares of common stock of the Corporation. Pursuant to a Demand Note and a Pledge Agreement between Mr. Jones and the Corporation, both dated December 11, 1992, Mr. Jones pledged 317,673 shares of the Corporation's common stock as collateral for a loan in the original principal amount of $3,450,000, which is due on demand, bearing interest at an annual rate equal to the London Interbank Offering Rate ("LIBOR") plus one percent. During 1993, the largest aggregate amount of indebtedness outstanding on such loan, and the amount outstanding as of March 1, 1994 was $3,118,750.

  During 1993, the law firm of Balch & Bingham, of which Stanley M. Brock, a director of the Corporation, is a member, rendered various legal services to the Corporation and its subsidiaries. The total fees paid and expenses reimbursed to the firm by the Corporation, its subsidiaries, and its customers during 1993 were $3,393,791.

          PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors has unanimously adopted a proposed amendment to
Article 4 of the Restated Certificate of Incorporation which, if approved by the shareholders, would increase from 50,000,000 to 100,000,000 the authorized shares of common stock of the Corporation. The proposed amendment would revise
Article 4.1 of the Corporation's Restated Certificate of Incorporation to read as follows:

    "4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred twenty-five million (125,000,000) consisting of

    (i) Twenty-five million (25,000,000) shares of preferred stock, $0.10 par value per share (hereinafter the "Preferred Stock"); and

    (ii) One hundred million (100,000,000) shares of common stock, $2.00 par value per share (hereinafter the "Common Stock")."

  The Corporation's Restated Certificate of Incorporation was last amended to increase the number of authorized shares of common stock to 50,000,000 in 1987. Since such time, the Corporation's common stock has been split in the form of a stock dividend in July 1991. In addition, authorized shares of common stock have been issued as consideration in seven acquisition transactions since 1987. As a result of such stock split and acquisition transactions the Corporation had, as of January 31, 1994, 36,441,720 issued and outstanding shares of common stock and 811,787 shares subject to issuance pursuant to outstanding stock options.

  The Board of Directors, therefore, has determined that it is advisable to increase the authorized number of shares of common stock because there may be insufficient shares available for issuance from time to time for purposes which the Board may determine to be in the best interests of the Corporation. Such purposes would include providing shares for additional stock dividends, for employee benefit and dividend reinvestment plans, possible future acquisitions, raising capital and other general corporate purposes related to the development and expansion of the Corporation. Moreover, shares of preferred stock convertible into common stock can be issued only if there is sufficient authorized common stock for issuance upon exercise of conversion rights. If approved, the newly authorized shares of common stock would be issued by the Corporation at such times, for such purposes and for such consideration as the Board of Directors may deem advisable and without further shareholder approval. Shareholders of the Corporation do not have preemptive rights to subscribe for or purchase additional shares of the presently authorized common stock, and shareholders will have no preemptive rights to subscribe for or purchase any of the additional shares to be authorized.

  Issuance of additional shares of common stock might have antitakeover effects by diluting the voting power of a person seeking to acquire the Corporation. Such effect, however, is not the purpose of the proposed increased authorization and the Board has no present intention of issuing common stock for such purpose. The authorization to issue additional shares of common stock as presented in the proposal will not itself affect the rights of existing shareholders.

EXISTING PROVISIONS OF RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

  The Corporation's Restated Certificate of Incorporation and Bylaws presently contain several provisions which may make the Corporation a less attractive target for an acquisition of control by a prospective acquiror which does not have the support of the Board of Directors. These provisions may be briefly summarized as follows:

  Section 7.2 Approval of Business Combinations--Minimum Vote: This section requires an affirmative "supermajority" shareholder vote (80 percent) before the Corporation can enter into certain Business Combinations (as defined in the Restated Certificate of Incorporation), except for certain Business Combinations approved by a supermajority vote of the Board of Directors.

  Section 7.3 Approval of Business Combinations--Maximum Vote: This section requires an even greater supermajority shareholder vote (95 percent) than that required in Section 7.2 for certain Business Combinations except for Business Combinations that meet several specified conditions. Among the conditions is one designed to ensure that shareholders of the Corporation receive a fair price for any stock purchased from them in a Business Combination.

  Section 7.4 Board of Directors: This section sets the number of directors at 14, except as changed by a supermajority of the Board of Directors and divides the Board into three nearly equal classes of directors, serving staggered three-year terms. The section allows directors to be removed only for cause, and only by a supermajority vote of shareholders. Vacancies or new directorships can only be filled by a supermajority vote of the directors then in office. The section also requires advance notice of shareholder nominations to the Board of Directors.

  Section 7.5 Evaluation of Business Combinations, etc.: This section provides that in evaluating any Business Combination, or tender or exchange offer, the Board of Directors shall consider, in addition to the amount of consideration involved, social and economic factors, the financial condition, competence, experience and integrity of the acquiring Person (as defined in the Restated Certificate of Incorporation) and its management and any other factors it deems relevant.

  Section 7.6 Bylaws: This section permits the Board of Directors to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, only upon a supermajority vote of the Board of Directors.

  Section 7.7 Special Meetings of Shareholders: This section permits the Chairman to call special meetings of shareholders, and requires the Chairman to call special meetings at the written request of 80 percent of the Board of Directors. This section also prohibits shareholders from calling a special meeting of shareholders.

  Section 7.8 Shareholders Meeting by Unanimous Written Consent: This section allows shareholders to take actions without a meeting only with unanimous written shareholder consent.

  Section 7.9 Amendment of Article 7: This section requires a supermajority vote of both shareholders and the Board of Directors to alter, amend or repeal
Article 7.

  Article IX of the Bylaws: Article IX allows shareholders to amend the Bylaws only by a supermajority vote. The Article also allows the Board of Directors to amend the Bylaws as provided in the Restated Certificate of Incorporation.

  Article III, Section 5 of the Bylaws: This section allows shares of other corporations owned by the Corporation to be voted only by a supermajority of the Board of Directors.

  Articles IV and V of the Bylaws: These Articles require, respectively, a supermajority vote of the Board of Directors for the election and removal of members of the Executive Committee or other committees of the Board, and a supermajority vote for removal of any officer elected by the Board.

  The foregoing summary is limited in its entirety by reference to the Corporation's Restated Certificate of Incorporation and Bylaws which are available from the Corporation and are on file with the Securities and Exchange Commission. The Board of Directors has no present intention to amend further the Restated Certificate of Incorporation or Bylaws to add any other or additional antitakeover provisions. Nor is the current proposal the result of management's knowledge of any effort to obtain control of the Corporation by any means.

  The Board of Directors unanimously recommends a vote FOR approval of the Amendment to Article 4 of the Restated Certificate of Incorporation.

                              ELECTION OF AUDITORS

  The Board of Directors has, on the advice of its Audit Committee, reappointed KPMG Peat Marwick ("Peat Marwick") as the independent auditors of the Corporation for the year ending December 31, 1994. Although not required to do so, the Board of Directors has traditionally submitted the appointment of independent auditors for approval at the annual meeting of shareholders. Peat Marwick has acted as auditor of the Corporation and its subsidiaries since 1971. A representative of Peat Marwick will be present at the annual meeting, with an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

  During the year ended December 31, 1993, Peat Marwick provided various audit and non-audit services to the Corporation and its subsidiaries. In connection with its service as the Corporation's auditors, Peat Marwick examined the consolidated financial statements of the Corporation and its subsidiaries, reviewed certain filings with the Securities and Exchange Commission and provided consultation and assistance on accounting, tax and related matters as required.

  The Board of Directors recommends a vote FOR approval of the appointment of KPMG Peat Marwick as independent auditors.

                             SHAREHOLDER PROPOSALS

  Any proposal which a shareholder of the Corporation intends to be presented at the annual meeting of shareholders to be held in 1995 must be received by the Corporation on or before November 24, 1994. Only proper proposals which are timely received will be included in the proxy statement and form of proxy.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the meeting other than as described in this Proxy Statement. Should other matters properly come before the meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

                            EXPENSES OF SOLICITATION

  The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Corporation or its subsidiaries personally, by telephone or by facsimile or other electronic means. The Corporation does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in forwarding proxy materials to principals and obtaining their instructions.

PROXY

                           COMPASS BANCSHARES, INC.
          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints G. W. "Red" Leach, Jr., Jerry W. Powell and John S. Stein, or any one of them, proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of common stock of Compass Bancshares, Inc., held of record by the undersigned on March 31, 1994, at the annual meeting of stockholders to be held on May 16, 1994, or at any adjournment thereof.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                (Continued, and to be Signed, on Reverse Side)

                                                                     SEE REVERSE
                                                                         SIDE

[X] Please mark votes as in this example.

In their discretion the proxies are authorized to vote upon such other business as properly may come before the meeting or any adjournment.

1.  Election of Directors.

Nominees: Harry B. Brock, Jr., Stanley M. Brock, Garry N. Drummond, Sr., Thomas
          E. Jernigan

                         FOR                 WITHHELD
                         [_]                    [_]

- --------------------------------------------------------------------------------
For all nominees except as noted above


2. Proposal to approve the appointment of KPMG Peat Marwick as the independent auditors of the Corporation.

                  FOR             AGAINST             ABSTAIN
                  [_]               [_]                 [_]


3. Proposal to amend Restated Certificate of Incorporation to increase authorized shares of common stock.

                  FOR             AGAINST             ABSTAIN
                  [_]               [_]                 [_]

When signing as attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             MARK HERE
                             FOR ADDRESS
                             CHANGE AND
                             NOTE AT LEFT [_]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Please mark, sign, date and return the proxy promptly using the enclosed envelope.

Signature: _____________________________________________   Date:________________
Signature: _____________________________________________   Date:________________